EXHIBIT 21

FIRST KEYSTONE CORPORATION

LIST OF SUBSIDIARIES OF THE ISSUER

Direct Subsidiary: First Keystone Community Bank, Pennsylvania state chartered commercial bank.

The consolidated financial statements include the accounts of the Corporation and its subsidiary.